Exhibit 99.1

NovaDel Announces That Ondansetron Oral Spray Has Met The Key
Regulatory Requirement Of Bioequivalence.

NovaDel’s partner, Hana Biosciences, has completed its clinical program to support a 505(b)(2) NDA submission in 2006.

•	Pivotal pharmacokinetic study confirms that ondansetron 8 mg oral spray is statistically bioequivalent to 8 mg ondansetron (Zofran™) tablet, meeting the key clinical requirement for approval.
•	Ondansetron oral spray demonstrated faster initial absorption when compared to the Zofran™ tablet.
•	Median time to detectable ondansetron levels was 15 minutes for the oral spray versus 30 minutes for Zofran™ tablets, which was highly statistically significant (p<0.01).
•

Four studies were completed providing the most extensive clinical evaluation of NovaDel’s oral spray technology and confirming the ability of the technology to deliver drug more conveniently and faster into the bloodstream.

•	Hana targets US commercial launch of ondansetron oral spray in 2007.

Flemington, NJ, March 9, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced that Hana Bioscienses, NovaDel’s partner in the development and commercialization of Zensana™ (ondansetron oral spray), has successfully completed all clinical trials required for FDA registration under section 505(b)(2).

The Zensana™ clinical development program is the largest clinical program conducted to date for a product using NovaDel’s proprietary oral transmucosal spray technology. The ondansetron program consisted of 4 clinical pharmacokinetic studies. The studies established bioequivalence of Zensana™ to the Zofran™ tablet, evaluated the pharmacokinetic profile of Zensana™ after administration of multiple doses and investigated food and water effects on the pharmacokinetics of Zensana™. Hana reported that Zensana™ 8 mg dose is bioequivalent to the 8 mg ondansetron (Zofran™) tablet, and can be administered in multiple doses.

Zensana™ demonstrated faster initial absorption when compared to the Zofran™ tablet. The median time to detectable ondansetron levels after drug administration was 15 minutes for Zensana™ versus 30 minutes for Zofran™ tablets. The detected difference was highly statistically significant (p<0.01). Data from the 4 completed studies indicate that administration of Zensana™ was well tolerated and did not generate any unexpected adverse events. Details of these results will be presented by Hana at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting in June.

With these clinical studies complete, Hana confirmed its plan to submit the NDA in 2006 and targets a US commercial launch in 2007.

Dr. Jan Egberts, Chairman, President and Chief Executive Officer of NovaDel, said, “This is a very important milestone for our company as it provides the largest clinical validation to date of our oral spray technology. These studies provide further evidence that our technology can deliver drugs faster and more conveniently. I believe that ondansetron oral spray will provide a major benefit for patients who are experiencing chemotherapy induced nausea and vomiting with a superior way to deliver ondansetron.”

About Zensana™ (Ondansetron Oral Spray)

Zensana™ (ondansetron oral spray) is the first multidose oral spray 5-HT3 antagonist. Zensana™ delivers full doses of ondansetron to patients receiving emetogenic chemotherapy. Ondansetron is approved to prevent chemotherapy and radiation-induced, and post-operative nausea and vomiting.

Patients experiencing nausea and vomiting have difficulty swallowing and holding down pills. Drug delivery via a spray to the oral mucosa avoids degradation in the gastrointestinal tract and metabolism by liver enzymes—the so-called first-pass effect.

NovaDel licensed the rights to Ondansetron Oral Spray to Hana Biosciences (AMEX: HBX) for the US and Canadian markets. NovaDel retains rights for all other markets worldwide.

Hana intends to file a New Drug Application (NDA) under section 505(b)(2), a form of registration that relies on data in previously approved NDAs and published literature. Hana targets the US launch of Zensana™ in 2007.

About Chemotherapy-Induced Nausea and Vomiting

According to the National Cancer Institute over 500,000 Americans received chemotherapy in 2004, and the majority of these patients received an anti-emetic such as ondansetron. Nausea and vomiting are the leading concerns of patients undergoing chemotherapy. Annual US sales for ondansetron were approximately $1.0 billion, representing a 66% market share among the four approved 5-HT3 products in 2004.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription drugs. The Company’s proprietary oral spray platform offers the potential for (i) faster onset of action; (ii) convenient delivery of drugs for patients who have difficulty swallowing tablets, (iii) improved drug safety by reducing the required drug dosage and reducing side effects; and (iv) enhanced dosage reliability. The Company develops such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Zofran™ is a registered trademark of GlaxoSmithKline.
Zensana™ is a pending trademark of Hana Biosciences.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Chris Erdman
Michael Spicer	MacDougall Biomedical
Chief Financial Officer	Communications
(908) 782-3431 x2550	(508)647-0209 ext. 14